Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Park National Corporation:
Form S-4 No.     333-139083
Form S-8 No.     33-92060
Form S-8 No.     333-52653
Form S-8 No.     333-59360
Form S-8 No.     333-59378
Form S-8 No.     333-91178
Form S-8 No.     333-115136
Form S-8 No.     333-126875
of our reports dated February 23, 2007, with respect to the consolidated financial statements of Park National Corporation, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are incorporated by reference from Park National Corporation’s 2006 Annual Report to Shareholders in this Annual Report on Form 10-K of Park National Corporation for the fiscal year ended December 31, 2006.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
February 27, 2007